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                                                                    EXHIBIT 99.1

[GENCORP LOGO]
                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
NEWS RELEASE

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                   (202)828-6800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              SAN GABRIEL VALLEY SUPERFUND SITE AGREEMENT REACHED,
               CLEARING WAY FOR MAJOR GROUNDWATER CLEAN UP EFFORT


         SACRAMENTO, CALIFORNIA, January 12, 2001 - The Aerojet-General Corporation announced today it has joined six other companies in signing an historic agreement with the Main San Gabriel Basin Watermaster, San Gabriel Basin Water Quality Authority, and certain water purveyors to implement a major groundwater cleanup project in the Baldwin Park Superfund Operable Unit (BPOU) of San Gabriel Valley in Southern California. The project will safeguard water supplies for residents and businesses in the San Gabriel Valley, provide major improvements to the water purveyors' treatment and distribution systems to protect against rate increases, and importantly, meet the US EPA's Superfund cleanup requirements.

         Aerojet, a subsidiary of GenCorp Inc., has been a leader in the extensive negotiations that resulted in today's signing of the agreement, which is in the form of a Memorandum of Understanding (MOU) outlining the principal terms. Pursuant to the MOU, Aerojet and the other six Potentially Responsible Parties (PRPs) have provided $4.1 million in immediate funding to cover expenses of the three public agencies that financed the new treatment plant at La Puente Valley County Water District, which is about to be permitted by the California Department of Health Services. The MOU will be followed by a detailed Definitive Agreement, which is expected to be agreed upon in a matter of weeks. The six other PRPs include Azusa Land Reclamation Corporation, Hartwell Corporation, Huffy Corporation, Oil & Solvent Process Company, Reichhold, Inc., and Wynn Oil Company. Thirteen other PRPs named by the U.S. EPA have not agreed to take part in the agreement.

          Under the Definitive Agreement, the seven PRPs, including Aerojet, will provide one hundred percent of the resources for the remaining extraction and treatment facilities required to complete the EPA cleanup program, after credits for contributions from the US Bureau of Reclamation under existing legislation and other available government funds.

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         The agreement will resolve the issues surrounding groundwater contamination in the San Gabriel Valley that was first detected in 1979. In that year, volatile organic compounds were detected in water supplies. In 1984, the Basin was placed on the U.S. EPA's National Priority List of Superfund sites. More recently, perchlorate and N-nitrosodimethylamine (NDMA) was detected in groundwater in the San Gabriel Basin.

         "Aerojet is very pleased to have entered into this agreement with the participating parties on the difficult issues surrounding this matter. We look forward to finalizing a Definitive Agreement in the weeks ahead. The agreement will, first and foremost, ensure safe, clean drinking water supplies for residents of the Valley, and it will permanently stop the spread of the contamination before it impacts additional groundwater supplies," said Rosemary Younts, Senior Vice President, Communications, for Aerojet's Sacramento headquarters.

         "Aerojet's participation in this agreement reflects our Company's commitment to maintaining the highest standards of environmental stewardship," she said.

         This commitment has moved Aerojet to a leading position in the development of environmental treatment technologies, never before available, to resolve challenging environmental problems. One of the key treatment technologies required in the BPOU is UV/Oxidation to treat NDMA and 1, 4 dioxane. Current UV/Oxidation systems have a high energy requirement for operation. Aerojet has been working for a number of years with engineering firms to develop a low energy UV/Oxidation system that will reduce the energy needs of the conventional technology by 80% or more. On January 9, 2001, the Department of Health Services verbally approved the use of this low energy UV/Oxidation for removal of NDMA and 1, 4 dioxane in drinking water treatment systems. At this time of critical energy shortage in the State of California, the use of this technology in the BPOU and elsewhere will significantly reduce energy consumption and cost of groundwater treatment.

         Aerojet is a segment of GenCorp, a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information visit the Company's web site at http://www.GenCorp.com.